Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile +1 713 836 3601

March 11, 2022

Spring Valley Acquisition Corp.

2100 McKinney Ave., Suite 1675

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as special legal counsel to Spring Valley Acquisition Corp., a Cayman Islands exempted company (“Spring Valley”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 7, 2022, as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Agreement and Plan of Merger, dated December 13, 2021 (as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Spring Valley, NuScale Power, LLC (“NuScale LLC”), an Oregon limited liability company, and Spring Valley Merger Sub, LLC (“Merger Sub”), an Oregon limited liability company. Pursuant to the Merger Agreement, Spring Valley will change its jurisdiction of incorporation to Delaware (the “Domestication”) pursuant to Part XII of the the Companies Law (Revised) of the Cayman Islands and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication simultaneously with a certificate of incorporation, in each case in respect of Spring Valley with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Domestication is subject to the approval of the shareholders of Spring Valley. In connection with the transactions contemplated by the Merger Agreement (collectively, the “Transactions”), Spring Valley will be renamed “NuScale Power Corporation” and is referred to herein as “NuScale Corp.”

Promptly following the consummation of the Domestication, Merger Sub will merge with and into NuScale LLC (the “Merger”), with NuScale LLC as the surviving company in the Merger and, after giving effect to the Merger, NuScale LLC will be a wholly controlled subsidiary of NuScale Corp (the time that the Merger becomes effective being referred to as the “Effective Time”). In connection with the Domestication, on the date of closing prior to the Effective Time, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of Spring Valley (the “Spring Valley Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share, of Spring Valley (the “Spring Valley Class B ordinary shares”) will be converted, on a one-for-one basis, into duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $0.0001 per share, of Class A common stock of NuScale Corp (the “NuScale Corp Class A Common Stock”); (ii) each issued and outstanding warrant to purchase one Spring Valley Class A ordinary share will convert into a warrant to purchase one share of NuScale Corp Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Spring Valley warrant agreement, dated as of November 23, 2020, as the same may be amended from time to time, between Spring Valley and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); and (iii) NuScale Corp will

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file its initial certificate of incorporation and adopt bylaws to serve as its governing documents in connection with the Domestication.

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of: (i) 34,500,000 shares of NuScale Corp Class A Common Stock, representing (a) 23,000,000 shares of NuScale Corp Class A Common Stock issuable upon conversion of the same number of Spring Valley Class A ordinary shares that were previously sold pursuant to Spring Valley’s Registration Statement on Form S-1 (File No. 333-249067) (“IPO Registration Statement”) and will automatically convert by operation of law into 23,000,000 shares of NuScale Corp Class A Common Stock as a result of the Domestication and remain outstanding following the Transactions; and (b) 11,500,000 shares of NuScale Corp Class A Common Stock to be issued upon exercise of the 11,500,000 redeemable warrants (“Spring Valley Public Warrants”) to purchase Spring Valley Class A ordinary shares that were offered by Spring Valley in its initial public offering and sold pursuant to the IPO Registration Statement; and (ii) 11,500,000 Spring Valley Public Warrants that will automatically be converted by operation of law into warrants to acquire shares of NuScale Corp Class A Common Stock as a result of the Domestication (referred to as “NuScale Corp Public Warrants” immediately after the closing of the Merger”).

In connection with the preparation of this opinion, we have, among other things, reviewed:

a.	a copy of the Agreement and Plan of Merger, filed as Annex A to the Registration Statement;
b.	the Registration Statement;
c.

the form of proposed certificate of incorporation of NuScale Corp, to be filed with the Delaware Secretary of State (the “Certificate of Incorporation”), in the form filed as Annex C to the Registration Statement;

d.	the form of proposed Bylaws of NuScale Corp, to be adopted by NuScale Corp in connection with the Transactions (the “Bylaws”), in the form filed as Annex D to the Registration Statement;
e.	a copy of the Warrant Agreement, filed as Annex L to the Registration Statement;
f.	a copy of the specimen warrant certificate, filed as Exhibit 4.3 to the Form S-1 filed by Spring Valley on November 20, 2020;
g.	a copy of the specimen unit certificate, filed as Exhibit 4.1 to the Form S-1 filed by Spring Valley on November 20, 2020; and
h.	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than Spring Valley. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other

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representatives of Spring Valley and others as to factual matters. Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion, we advise you that:

1.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the issued and outstanding Spring Valley Class A ordinary shares will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of NuScale Corp Class A Common Stock.

2.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the issued and outstanding Spring Valley Class B ordinary shares will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of NuScale Corp Class A Common Stock.

3.

Upon (i) the effectiveness of the Domestication, (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (iii) the exercise by the holders of Spring Valley Public Warrants and the payment of the exercise price pursuant to the Warrant Agreement, the corresponding shares of NuScale Corp Class A Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

4.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, each issued and outstanding NuScale Corp Public Warrant will be a valid and binding obligation of NuScale Corp, enforceable against NuScale Corp in accordance with its terms under the laws of the State of New York.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York and the DGCL. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this

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opinion should the present laws of the State of New York or the DGCL be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP